CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form F-1 of XTL Biopharmaceuticals Ltd. of our report dated April, 6, 2006 relating to the financial statement of VivoQuest, Inc. which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ Cornick, Garber & Sandler, LLP

New York, New York
April 20, 2006